Exhibit 99.1

Liberty Announces Record and Proposed Distribution Dates and Symbol Information for Spin-off of CommerceHub

ENGLEWOOD, Colo., June 28, 2016.  Liberty Interactive Corporation ("Liberty") (Nasdaq: QVCA, QVCB, LVNTA, LVNTB), announced today the record date and proposed distribution date in connection with its upcoming spin-off (the "Spin-off") of its subsidiary CommerceHub, Inc. ("CH Parent"). The record date is 5:00 p.m., New York City time, on July 8, 2016 (such date and time, the "record date") and the proposed distribution date is 5:00 p.m., New York City time, on July 13, 2016 for the distribution, by means of a dividend, of shares of CH Parent common stock to effect the Spin-off. In the Spin-off, Liberty will distribute (the "Distribution") to holders of its Series A and Series B Liberty Ventures common stock (i) 0.1 of a share of the corresponding series of CH Parent common stock and (ii) 0.2 of a share of CH Parent Series C common stock, in each case, for each share of Liberty Ventures common stock held as of the record date.

Liberty expects that the CH Parent Series A and Series C common stock will begin trading in the "regular way" on the Nasdaq Global Select Market under the symbols "CHUBA" and "CHUBK," and that the CH Parent Series B common stock will be quoted on the OTC Markets under the symbol "CHUBB," in each case, beginning on July 14, 2016.

The completion of the Spin-off remains subject to the satisfaction or waiver, as applicable, of a number of conditions. Additional information relating to the Spin-off, including the ex-dividend date of the Distribution, will be announced once available.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub and Evite, and minority interests in Time Warner, Liberty Broadband Corporation, Lending Tree and Charter Communications, Inc.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420